Exhibit 99.1

Press Release Source: Cycle Country Accessories Corp.

Cycle Country Accessories Corp. Reports Preliminary Unaudited Fiscal 2009 Fourth Quarter and Full Year Financial Results and Receives Notice of Noncompliance with NYSE Amex Continued Listing Standards.

Preliminary Unaudited Fourth Quarter and Full Year Highlights for the Fiscal Year Ending September 30, 2009:

•                  Fourth quarter net loss of ($269,915) decreased 72% from a net loss of ($954,359) in the fourth quarter 2008, resulting in a loss per diluted share of ($.04), down 72% from the prior year period.

•                  Fourth quarter 2009 sales of $3,116,166 were down 39% from the 2008 fourth quarter. Full year 2009 sales of $10,281,726, decreased 41% from the record full year sales in 2008.

•                  Full year 2009 net income of ($6,797,793) decreased 1,797% from 2008, and full year 2009 diluted earnings per share of ($1.11) decreased 1,819% from 2008.

•                  Gross profit margin percentage for the fourth quarter and full year 2009 improved by 22 basis points and (10) basis points, respectively

•                  Factory inventory decreased by 29%, contributing to strong cash flow for the year.

Spencer, Iowa—(BUSINESS WIRE)—February 19, 2010: Cycle Country Accessories Corp. (AMEX:ATC -News)(“Cycle Country”) reported on a preliminary, unaudited basis that it experienced a net loss of ($.04) per diluted share for the fourth quarter of fiscal 2009, a 72 percent increase from ($.16) per diluted share for the prior year period.  Net income for the fourth quarter of fiscal 2009 was ($269,915), representing a increase of 72 percent from the prior year’s fourth quarter net income of ($954,359). Sales for the quarter decreased 39 percent to $3,116,166, compared to last year’s record fourth quarter sales of $5,131,441.

For the full fiscal year ended September 30, 2009, Cycle Country reported a net loss of ($6,797,793), or ($1.11) per diluted share, compared to ($358,262), or ( $.06) per diluted share, for the fiscal year ended September 30, 2008, representing a 1,819 percent decrease on a per diluted share basis.  Sales for the full year 2009 totaled $10,281,726, a decrease of 41 percent compared to record sales of $17,513,941 for the full fiscal year 2008.

Jeffrey Tetzlaff, Chief Executive Officer of Cycle Country commented, “While 2009 was a very challenging year for our industry, our fourth quarter loss per share represents a bittersweet end to a year of hard work and transition.  We moved quickly to address cost concerns throughout the year, but in spite of that, our fourth quarter and overall year show poor results.  Our sales dropped significantly this year, especially when compared to our record sales of the prior year.  As consumer spending declined, our distributors and dealers cut back on their inventory levels in reaction to declining retail sales.  In spite of this, we believe we gained market share in a shrinking market.   In addition, our margins declined in both the fourth-quarter, as well as for the year, though a portion of that was due to the long-overdue writing-off of a excess and obsolete inventory that had been ignored over many years.  We have gone through substantial restructuring of the company this year, and believe that the results of this will become more apparent throughout the year 2010 and beyond.  We started the year with the goal of relentless innovation and will continue to pursue that.  As our industry struggles with this recessionary economy, we anticipate returning to growth in 2010 and 2011. After a full year of weak retail sales demand across the industries that we serve, we did experience improving trends throughout the second half and in the fourth quarter of 2009, and believe that we will continue that through 2010 and beyond.”

“During 2009, not counting the non-cash inventory  adjustments, we saw a steady rise in gross profit margin percentage despite a decline in sales,” according to Robert Davis, the Interim Chief Financial Officer “Our strategic decision to drive aggressive cost reductions, while continuing to invest in the highest return innovations, has positioned us well as we move forward in 2010.  While no one in the industry is forecasting an immediate return to the level of industry sales of recent years, we believe we have positioned the company well through aggressive cost reductions, significant improvements in operational efficiencies, and innovative new products that will continue to help us gain market share and bring us toward sustainable profitability.”

Notice of Noncompliance with NYSE Amex Continued Listing Standards

On February 17, 2010, Cycle Country received a notice (the “Notice”) from NYSE Amex LLC (the “Exchange”) that the Exchange has determined that Cycle Country is out of compliance with the Exchange’s continued listing requirements in Section 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) for its failure to timely file its Form 10-Q for its first fiscal quarter ended December 31, 2009.  In addition, the Exchange has asserted this failure to file is a material violation of Cycle Country’s listing agreement with the Exchange.

Cycle Country previously reported on the receipt of a notice of noncompliance from the Exchange on January 14, 2010 for its failure to file its Form 10-K for fiscal 2009 in its current report on Form 8-K, filed with the SEC on January 21, 2010.  In connection with the earlier notice, Cycle Country filed a Plan of Compliance (the “Plan”) with the Exchange.  Since the plan also addresses the delinquent Form 10-Q referenced in the current Notice, Cycle Country is not required to submit an additional plan of compliance in connection with the Notice.

The Exchange has not yet ruled on the acceptance or denial of Cycle Country’s Plan.  If the Exchange accepts the Plan, Cycle Country will be subject to periodic review by the Exchange to determine whether it is making progress consistent with the Plan.  If Cycle Country does not submit a Plan or its Plan is not accepted by the Exchange it will be subject to delisting proceedings.  The Exchange staff also may initiate delisting proceedings if Cycle Country does not come into compliance with the identified standards by the deadlines provided by the Exchange or fails to implement the Plan.  Cycle Country expects to file its quarterly report on Form 10-Q for its first fiscal quarter by mid-April.

Update on the Misappropriation of Funds Matter

As previously announced on January 8, 2010, Cycle Country uncovered a misappropriation of funds by its former Board Chairman, L.G. Hancher Jr.  Cycle Country is diligently working to recover the funds, as well as to get control of Cycle Country stock that was acquired with company funds.  Cycle Country is cooperating with the various regulatory authorities involved.  As a result of additional testing and investigation, management believes that the scope of the misappropriation does not materially exceed what was previously reported.

About Cycle Country Accessories Corp.

The Company is the recognized industry leader in the marketing, sales, design and manufacturing of custom fitting accessories for utility all-terrain vehicles (ATV’s), under the brand names of Cycle Country Accessories and Weekend Warrior. Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more.

The Company also produces a line of specialty products for golf carts, lawn and garden equipment and motor sports vehicles under the brand name of Plazco.

Under the brand name of Perf-Form, the Company manufactures and distributes a broad line of high performance oil filters for motorcycles, ATV’s and watercraft.

In addition, the Company provides metal fabrication and contract manufacturing services through its Imdyne division.

www.cyclecountry.com www.plazco.com       www.perf-form.com     www.imdyne.com

Forward Looking Statements

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations are intended to identify forward-looking statements. Forward-looking statements include the amount misappropriated in connection with the matters discussed above; the period in which the activities discussed above took place and the persons involved in such activities; the outcome of any further investigation or other action that Cycle Country or federal or state authorities may undertake with respect to these matters; the availability of insurance coverage; any remediations that Cycle Country may take with respect to any financial accounting and disclosure control deficiencies it may discover; and Cycle Country’s ability to filed restated financial statements. These statements speak only of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially, including further review of the matters discussed above, actions that may be taken or required as a result of the Investigation, including the need to restate prior financial results, and the conclusions reached by Cycle Country’s management and board of directors based on the results of any investigations, and any further review or investigation.  Cycle Country undertakes no obligation to revise or update publicly any forward-looking statements.

Contact:

Cycle Country Accessories Corp.
Robert Davis at  800-841-2222
bdavis@cyclecountry.com

Cycle Country Accessories Corporation

Consolidated Balance Sheet

For the Twelve Months Ending September 30, 2009

	Twelve Months Ended September 30,
	2009	2008
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS

Cash and Cash Equivalents	(411,146)	194,577
Accounts Receivable	1,819,552	2,935,648
Inventories, net	3,588,880	5,110,499
Income Tax Receivable	986,413	14,780
Deferred Tax Asset	448,000	345,920
Other Current Assets	77,397	209,617

Total Current Assets	6,509,096	8,811,040

PROPERTY & EQUIPMENT

Property, Plant & Equipment, Net	10,803,308	11,449,369
Intangible Assets, Net	178,546	177,812
Goodwill	0	4,890,146
Other Assets	40,428	48,402

Total Other Assets	397,521	5,294,171

Total Assets	17,531,379	25,376,769

Cycle Country Accessories Corporation

Consolidated Balance Sheet

For the Twelve Months Ending September 30, 2009

	Twelve Months Ended September 30,
	2009	2008
	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts Payable	562,689	577,278
Notes Payable - Bank-Current	863,160	811,053
Notes Payable - Bank Line of Credit	1,030,000	1,000,000
Deferred Gain on Sale	166,524	166,524
Accrued Other	743,663	721,210

Total Current Liabilities	3,369,418	3,279,937

LONG-TERM LIABILITIES

Note Payable-Bank-Long Term, Net	3,111,783	3,971,525
Deferred Gain on Sale, less current portion	27,754	194,278
Deferred Tax Liability	2,130,000	2,360,812

Total Long-Term Liabilities	5,269,537	6,526,615

TOTAL LIABILITIES	8,638,955	9,806,552

STOCKHOLDERS’ EQUITY

Common, Paid in Capital, and Treasury Stock	7,808,200	7,688,200
Retained Earnings	7,882,017	8,240,279
Year To Date Earnings	(6,797,793)	(358,262)

Total Stockholders’ Equity	8,892,424	15,570,217

Total Liabilities and Stockholders’ Equity	17,531,379	25,376,769

CYCLE COUNTRY ACCESSORIES CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Twelve Months Ending		For the Three Months Ending
	September 30,		September 30,
	2009	2008	2009	2008

Sales	$10,281,726	$17,513,941	$3,116,166	$5,131,441
Cost of Sales	8,834,912	13,215,382	2,346,033	5,001,698
Gross Profit	$1,446,814	$4,298,559	$770,133	$129,743

Operating expenses
Sales, General, and Administrative	4,037,309	4,763,859	1,273,228	1,419,484
Impairment Expense	5,510,146	—	—	—
Total Operating Expenses	$9,547,455	$4,763,859	$1,273,228	$1,419,484

Non-operating Expense (Income):
Interest Expense, Net	335,815	322,073	73,554	79,577
Gain on Sale of Assets	(164,590)	(361,462)	(43,246)	(40,059)
Other expense (income), net	(12,073)	(37,392)	(6,488)	—
Income before income taxes	$(8,259,793)	$(388,519)	$(526,915)	$(1,329,259)

Provision for Income Taxes	$(1,462,000)	$(30,257)	$(257,000)	$(374,900)

Net Income	$(6,797,793)	$(358,262)	$(269,915)	$(954,359)

CYCLE COUNTRY ATV ACCESSORIES - Three Months Ended September 30, 2009 and 2008. (Unudited)

			Increase	Increase
	Three Months Ended	Three Months Ended	(Decrease)	(Decrease)
	September 30, 2009	September 30, 2008	$	%

Revenue	2,773,015	4,745,223	-1,972,207	41.6%
Cost of goods sold	1,199,937	1,535,188	-335,251	21.8%
Gross profit	1,573,078	1,331,789	241,290	-18.1%
Gross profit %

PLAZCO - Three Months Ended September 30, 2009 and 2008. (Unaudited)

			Increase	Increase
	Three Months Ended	Three Months Ended	(Decrease)	(Decrease)
	September 30, 2009	September 30, 2008	$	%

Revenue	144,324	255,528	-111,205	43.5%
Cost of goods sold	66,306	189,500	-123,194	65.0%
Gross profit	78,018	121,729	-43,711	35.9%
Gross profit %	56.7%	28.1%

PERF-FORM - Three Months Ended September 30, 2009 and 2008. (Unudited)

			Increase	Increase
	Three Months Ended	Three Months Ended	(Decrease)	(Decrease)
	September 30, 2009	September 30, 2008	$	%

Revenue	42,852	179,995	-137,143	76.2%
Cost of goods sold	28,007	73,569	-45,562	61.9%
Gross profit	14,846	12,458	2,388	-19.2%
Gross profit %	34.6%	22.1%

IMDYNE - Three Months Ended September 30, 2009 and 2008. (Unaudited)

			Increase	Increase
	Three Months Ended	Three Months Ended	(Decrease)	(Decrease)
	September 30, 2009	September 30, 2008	$	%

Revenue	570,592	502,072	68,520	-13.6%
Cost of goods sold	457,333	430,027	27,306	-6.3%
Gross profit	113,259	164,407	-51,148	31.1%
Gross profit %	19.8%	18.7%